Exhibit 5.1

July 2, 2026

Abivax SA

7-11 boulevard Haussmann

75009 Paris

France

Ladies and Gentlemen:

We are acting as special French counsel to Abivax SA, a société anonyme organized under the laws of France (the “Company”), in connection with the offering and sale by the Company of 6,400,000 American Depositary Shares (the “ADSs”), which represent 6,400,000 ordinary shares of the Company (the “New Shares”), with a par value of €0.01 per ordinary share (the “Ordinary Shares”), which number may be increased by up to 960,000 additional Ordinary Shares delivered in the form of ADSs (the “Additional New Shares” and, together with the New Shares, the “Offered Shares” and, together with the ADSs, the “Offered Securities”), pursuant to the Underwriting Agreement, dated June 30, 2026 (the “Underwriting Agreement”), by and among the Company and Leerink Partners LLC, Morgan Stanley & Co. LLC, Piper Sandler & Co., and Guggenheim Securities, LLC, for themselves and as representatives of the other underwriters named therein.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(a)

the registration statement on Form F-3ASR (Registration No. 333-288884) with respect to the Offered Securities filed by the Company on July 23, 2025, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended, including information deemed to be a part of such registration statement at the time of effectiveness pursuant to Rule 430B promulgated under the Securities Act, being hereinafter referred to as the “Initial Registration Statement”);

(b)

the post effective amendment No. 1 to the Registration Statement filed by the Company on June 30, 2026, with the Commission under the Securities Act (the “Post-Effective Amendment”, and together with the Initial Registration Statement, the “Registration Statement”);

(c)

the preliminary prospectus supplement to the base Registration Statement relating to the Offered Securities, dated June 30, 2026, filed by the Company with the Commission under the Securities Act pursuant to Rule 424(b)(5);

(d)	the final prospectus supplement, as filed on July 1, 2026, with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”);

(e)	an executed copy of the Underwriting Agreement;

(f)

an executed copy of the deposit agreement entered into on October 24, 2023, by and among the Company, Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of ADSs issued thereunder (the “Deposit Agreement” and, together with the Underwriting Agreement, the “Transaction Documents”);

(g)	an Extrait K-bis of the Company delivered by the clerk of the Commercial Court of Paris, dated June 30, 2026 (the “K-bis”);

(h)	a Certificat en matière de procédures collectives for the Company delivered by the clerk of the Commercial Court of Paris, dated July 1, 2026 (the “Good Standing Certificate”);

(i)	a certified copy of the by-laws (statuts) of the Company, updated as of June 26, 2026 (the “By-laws”);

(j)	the minutes of the shareholders’ meeting of the Company, dated May 11, 2026;

(k)	the minutes of the board of directors of the Company, dated June 29, 2026;

(l)	the minutes of the CEO (directeur général) of the Company, dated June 30, 2026; and

(m)	the minutes of the CEO (directeur général) of the Company, dated July 1, 2026;

(hereinafter referred to as the “Examined Documents”).

As to the facts upon which this opinion (the “Opinion”) is based, we have relied, with your consent, upon the foregoing and upon certificates of public officials and certificates and written statements (including the representations and warranties made in the Transaction Documents) of officers, management board members, directors, employees and representatives of, and accountants and auditors for the Company, and the due performance by the parties of their respective obligations set forth in the Transaction Documents, and we have assumed, in this regard, the truthfulness of such representations. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed that:

(i)

all natural persons who are signatories to the Transaction Documents have the full legal capacity and competence to enter into and perform their respective obligations under the Transaction Documents and none of them is subject to a restriction or inability (mesure d’incapacité ou d’interdiction) within the meaning of article 1160 of the French Civil Code;

(ii)

each of the parties to the Transaction Documents (other than the Company under its constitutive documents and French law) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(iii)

each of the parties to the Transaction Documents (other than the Company under its constitutive documents and French law) has the requisite power and authority and has taken the legal action necessary to enter into and perform all of its respective obligations thereunder and to consummate the transactions contemplated thereby in accordance with the constitutive documents of such party and all laws applicable to it;

(iv)

the Transaction Documents have been duly authorized, executed and delivered by each of the parties thereto in accordance with the constitutive documents of such party and all laws applicable to it (other than the Company under its constitutive documents and French law) and none of the signatories is acting without power (sans pouvoir) or beyond its power limitations (au delà des limites de ses pouvoirs) (within the meaning of article 1156 of the French Civil Code) or is misusing its powers to the detriment of a represented party (agi en détournement de ses pouvoirs au détriment du représenté) (within the meaning of article 1157 of the French Civil Code);

(v)

the Company’s board meetings and shareholders’ meeting mentioned in the Examined Documents were duly convened and held, the required quorums were, in each event, duly satisfied, and the directors were duly appointed and were validly exercising their term of office in accordance with the constitutive documents of the Company and all laws applicable to it;

(vi)

all required authorizations of any kind (including corporate, legal, regulatory, governmental, contractual, etc.), other than with respect to the Company under its constitutive documents and French law, have been validly and unconditionally obtained by any appropriate means by each signatory, and remain in full force and effect;

(vii)

the execution of the Transaction Documents by the Company and the performance of its obligations thereunder was serving its corporate interests (conforme à son intérêt social) and not serving the interest of the Chairman (président du Conseil d’administration), CEO (directeur général), deputy general manager (directeur général délégué), director (administrateur), or any other officers (dirigeants) of the Company or of any business or entity in relation to which any of them has a direct or indirect interest and (ii) the Company is managed for its corporate interest (dans son intérêt social), taking into account the environmental and social stakes of its activity (en prenant en considération les enjeux sociaux et environnementaux de son activité);

(viii)

no decision, proceedings, filing or request relating to any proceedings set out in Book VI of the French Commercial Code (Livre VI du Code de commerce) has been taken, initiated or filed against the Company between the date of the Examined Documents and this Opinion;

(ix)

each member of the corporate bodies of the Company and each of the persons holding a mandat social (corporate management mandate) within the Company holds its position or mandate in each case in compliance with all applicable laws; all consents, formalities, or licenses for the performance of their roles have been obtained and are being complied with; the corporate resolutions pursuant to which each of the persons holding a mandat social (corporate management mandate) was appointed have not been amended or revoked, and such corporate resolutions are in full force and effect as at the date hereof and, where applicable, were validly adopted by the competent corporate bodies of the Company (or legal entity holding a mandat social (corporate management mandate) within the Company) convened, composed, held, or taken (as the case may be) in accordance with then-applicable laws;

(x)

the Transaction Documents have been entered into by each of the parties thereto in full knowledge thereof, without any deliberate concealment of decisive information or other deceit within the meaning of article 1137 of the French Civil Code, and freely (without any violence or abuse of a state of dependence within the meaning of articles 1140 and 1143 of the French Civil Code);

(xi)

the electronic process used to establish, sign, keep and make available to the parties thereto the Transaction Documents, and any transfer document from time to time, complies with the conditions required for such documents to produce the same effects and have the same value as a matter of proof as if they had been established, signed, kept and made available in hard copy, as provided for by articles 1366 and 1367 of the French Civil Code (and the related decree) and the last paragraph of article 1375 of the French Civil Code;

(xii)

the information contained in the Examined Documents was accurate on, and has not been altered since, the date as at which the relevant resolution set forth in the Examined Documents was adopted or the date as at which the relevant Examined Document is expressed to have been drawn up or issued;

(xiii)

there is not (and was not as at the date of each of the Transaction Documents) any other agreement or undertaking, whether oral or in writing, that could change or supersede the parties’ respective obligations under the Transaction Documents or the performance by any of them of the said obligations;

(xiv)

the Transaction Documents constitute for each party thereto a transaction which has been negotiated and entered into for lawful and bona fide commercial reasons, on arm’s length terms between independent parties and for the agreed upon consideration which is neither illusory nor derisory within the meaning of article 1169 of the French Civil Code;

(xv)	the Transaction Documents have been negotiated freely, without any provisions whatsoever of such agreement having been retained from negotiation;

(xvi)	each party has negotiated in good faith, and complied, in particular, with the precontractual duty of information in accordance with article 1112-1 of the French Civil Code;

(xvii)

without prejudice to the legal matters on which we express a specific opinion herein, all representations and warranties contained in the Transaction Documents or made in connection with the transactions contemplated thereby, and the statements of fact contained therein, are accurate;

(xviii)

all formalities, deeds, acts and procedures required under any applicable laws (excluding, in respect of the Company only, the laws of France but subject to the other assumptions set out herein) in order to ensure the validity between the parties and enforceability (opposabilité) of the Transaction Documents have been duly carried out and performed, or that no such formalities, deeds, acts or procedures are required to this effect under said laws (other, in respect of the Company only, than French law but subject to the other assumptions set out herein);

(xix)

the lack of bad faith and the absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Transaction Documents, their respective directors, employees, agents and advisers (excepting, ourselves);

(xx)

the conclusion and the performance by any party to the Transaction Documents do not entail, directly or indirectly, any infringement upon, or any violation or non-performance or any conflict or incompatibility with, any agreement, mortgage, bond issue, other financing or any other arrangement entered into by such party or any memorandum and articles of association or by-laws (except with respect to the by-laws of the Company);

(xxi)	the offering restrictions contained in the Underwriting Agreement, the Registration Statement, and the Prospectus Supplement have been and will be complied with; and

(xxii)

the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable against each such party in accordance with its terms under any applicable laws and, in any jurisdiction where any such obligation falls to be performed, such performance will not be illegal or ineffective by virtue of the laws or doctrines of public policy of that jurisdiction.

We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the Examined Documents or any other documents or instruments used by us to form the basis of the opinion expressed below and that such documents are in full force and effect at all times at which the Offered Securities are issued, offered, or sold by the Company.

This Opinion is furnished to you in connection with the legal matters enumerated below, speaks only as of the date hereof, and is limited to the laws of France as in effect on the date hereof as currently construed by the French Conseil Constitutionnel, Cour de Cassation, and Conseil d’État in their decisions as published in major legal journals. We do not express any opinion as to any laws other than French laws as in effect on the date hereof. The Opinion is given as to matters of French law only and has been prepared without considering the implications of any laws of any jurisdiction (including those jurisdictions in which our firm has an office or correspondent) other than the French Republic. We express no opinion as to matters of fact. We did not establish or verify the accuracy of facts or the reasonableness of any statement or intention contained in the Examined Documents, or verify that no substantial fact or contractual stipulation has been omitted from the Examined Documents. This Opinion is strictly confined to the specific matters of French law expressly stated herein (as qualified by the qualifications and subject to the assumptions set forth in this matter), is not to be read as extending by implication to any other matter in connection with the Examined Documents, and should not be treated as detailed and comprehensive legal advice pertaining to any legal or tax matter in connection with any Examined Document. In particular, but without limiting the generality of the foregoing, we express no opinion as to tax matters. We have not undertaken to inform you of any subsequent changes in French law, in the legal status of the Company, or any other fact that hereafter may come to our attention and would be likely to affect the matters evoked herein, and shall have no duty in this respect.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that (i) the issuance of the Offered Shares has been duly authorized by the Company; and (ii) the Offered Shares, when issued by the Company in accordance with the shareholders’ resolutions and the decisions of the Board and of the CEO, pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect of the Offered Shares, will be validly issued, fully paid, and non-assessable.

The Opinion expressed above is subject to the following qualifications:

(i)

This Opinion is subject to the effect of any laws or regulations relating to bankruptcy, insolvency, moratorium, ad hoc mandate (mandat ad hoc), conciliation, accelerated judicial safeguard (procédure de sauvegarde accélérée), safeguard procedure (procédure de sauvegarde), judicial recovery proceedings (redressement judiciaire), or judicial liquidation proceedings (liquidation judiciaire), winding-up, or any other analogous proceedings or circumstances and, as a general rule, subject to the effect of any laws or regulations amending and/or protecting creditors’ rights. In particular, we do not express any opinion herein as to the enforceability and effectiveness of rights, obligations, or recourses of any party to the Examined Documents in the event where one of the proceedings set out in Book VI of the French Commercial Code (Livre VI du Code de commerce) would be initiated, or any other similar proceedings would be initiated in a foreign jurisdiction.

(ii)

It should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the K-bis or the Good Standing Certificate, which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

(iii)

This Opinion is subject to French courts’ sovereign powers of interpretation of agreements (to find out the original intention of the parties when it has not been clearly stated) and appreciation of facts.

(iv)	As French courts are not bound by their previous judicial decisions or those of other courts, the case law may vary over time and, in some cases, result from ad hoc decisions.

(v)

Pursuant to the provisions of article 61-1 of the French Constitution, any person may, in connection with a proceeding pending before a court, argue that a law violates the rights and freedoms guaranteed by the Constitution. A provision declared unconstitutional on that basis would be repealed from the publication of the decision of the Conseil Constitutionnel or a later date fixed by the relevant decision. The Conseil Constitutionnel determines the conditions and limits within which the effects that the provision has produced are likely to be challenged. We express no opinion as to the conformity of any provisions of any law with the French Constitution or as to the impact of the unconstitutionality of any provision of any law on the Examined Documents.

This Opinion is addressed to you solely for your benefit in connection with the Prospectus Supplement.

It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this Opinion as Exhibit 5.1 to the Current Report on Form 6-K, filed on the date hereof by the Company and incorporated by reference into the Registration Statement filed by the Company to effect the registration of the New Shares under the Securities Act, and to the reference to Orrick Herrington & Sutcliffe (Europe) LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder and we assume no duty or liability whatsoever to, and do not accept any client-attorney relationship with, any person or entity, other than the Company.

This Opinion is governed by French law and must be construed in accordance with French law.

Very truly yours,

/s/ Orrick Herrington & Sutcliffe (Europe) LLP